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                                                                     EXHIBIT 8.1

                              COVINGTON & BURLING
                         1201 PENNSYLVANIA AVENUE, N.W.
                                 P.O. BOX 7566
                          WASHINGTON, D.C. 20044-7566
                                 (202) 662-6000


                               SEPTEMBER 6, 1995


ELDORADO BANCORP
17752 EAST 17TH STREET
TUSTIN, CALIFORNIA 92680

MARINERS BANCORP
111 CALLE DE INDUSTRIAS
SAN CLEMENTE, CALIFORNIA 92672

LADIES AND GENTLEMEN:

     You have requested our opinion as to whether the discussion in the Joint Proxy Statement/Prospectus (as defined below) under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" accurately summarizes the federal income tax consequences that are likely to be material to shareholders of Mariners in connection with the proposed Merger (the "Merger") of Mariners Bancorp ("Mariners") into Eldorado Bank ("Eldorado Bank") in exchange for cash and stock of Eldorado Bancorp ("Eldorado"), as described in the Registration Statement on Form S-4 (the "Registration Statement") including the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") that forms part thereof.

     Our opinion is based on our understanding of the relevant facts concerning Mariners, Eldorado, Eldorado Bank and the Merger as set forth in the Joint Proxy Statement/Prospectus. In this regard we have examined and are familiar with: (i) the Registration Statement including the Joint Proxy Statement/Prospectus and all exhibits thereto; and (ii) such other documents as we have considered necessary for rendering these opinions. For purposes of this letter, we have assumed the accuracy of all information contained in these documents, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We also have assumed for purposes of our opinion that Mariners, Eldorado, and Eldorado Bank have been organized and have operated at all times in accordance with their respective articles of incorporation, applicable local laws, and the descriptions of the businesses of Mariners, Eldorado, and Eldorado Bank contained in the Registration Statement.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), Internal Revenue Service rulings, and court cases interpreting the Code and Regulations, all as in effect as of the date of this letter. Any of the statutes, Regulations, rulings, or judicial decisions relied upon could be changed, perhaps retroactively, to affect adversely the tax consequences of the Merger. Although the opinions expressed in this letter are based on our best interpretations of existing sources of law, no assurance can be given that such interpretations would be followed if they become the subject of judicial or administrative proceedings.


     We have assisted in the preparation of and have reviewed the sections of the Joint Proxy Statement/ Prospectus entitled "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences." Subject to the qualifications, limitations, and exceptions set forth in such sections, such sections set forth our opinion as to the federal income tax consequences that are likely to be material to shareholders of Mariners in connection with the Merger. We are expressing our opinion only with respect to the foregoing matters and no opinion should be inferred as to any other matters.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. We also consent to the references made to Covington & Burling in the Joint Proxy Statement/Prospectus under the headings captioned "Summary -- Merger -- Conditions to the Merger; Termination," "Summary -- Merger -- Certain Federal Income Tax Consequences," "The Merger -- Conditions to Consummation of Merger," "The Merger -- Certain Federal Income Tax Consequences," and "Legal Matters."

                                          Sincerely,


                                          COVINGTON & BURLING